Exhibit (d)(25)(A)
JOHN HANCOCK FUNDS II
AMENDMENT TO SUBADVISORY AGREEMENT
SSgA FUND MANAGEMENT, INC.
     AMENDMENT made as of this 30th day of April, 2010 to the Subadvisory Agreement dated October 17, 2005, as amended (the “Amendment”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and SSgA Funds Management, Inc., a Massachusetts corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	CHANGE IN APPENDIX A
Appendix A of the Agreement, “Compensation of Subadviser,” is hereby amended to add the following Portfolios:
1. Mid Cap Growth Index Fund
2. Mid Cap Value Index Fund
2.	EFFECTIVE DATE
     This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II (the “Trust”) and (ii) execution of the Amendment.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

Exhibit (d)(25)(A)
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	/s/ Bruce R. Speca Name: Bruce R. Speca
Title: Executive Vice President

SSgA FUNDS MANAGEMENT, INC.

By:	/s/ James E. Ross Name: James E. Ross
Title: President

Exhibit (d)(25)(A)
APPENDIX A
Fee Rate: The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

	First	Next $50	Excess over
	$50 million	million of Net	$100 million
Portfolio**	of Net Assets	Assets	of Net Assets
Mid Cap Growth Index Fund

Mid Cap Value Index Fund

**	Minimum Fee: For each annual period after the first full 12 months that fees are paid hereunder, if the aggregate annual total of the fees computed above for the Portfolios listed above (the “combined annual fee”) is less than $200,000, then the Adviser will be obligated to pay the Subadviser promptly after the end of the applicable 12 month period the difference between the combined annual fee and $200,000.

	First	Excess Over
	$100 million	$100 million
	of Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*
International Equity Index Fund A

International Equity Index Fund B

*	The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)
International Equity Index Fund A	International Equity Index Trust A, a series of John Hancock Trust

International Equity Index Fund B	International Equity Index Trust B, a series of John Hancock Trust

Mid Cap Growth Index Fund	N/A

Mid Cap Value Index Fund	N/A
     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Net Assets or Aggregate Net Assets, as applicable, divided by (ii) Net Assets or Aggregate Net Assets, as applicable (the “Applicable Annual Fee Rate”). The Subadviser

Exhibit (d)(25)(A)
Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser. As described above, the minimum fee applicable to Mid Cap Growth Index Fund and Mid Cap Value Index Fund is not subject to these accrual provisions and is payable if applicable, promptly after the end of the applicable 12 month period.
     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs. In such event, the minimum fee applicable to Mid Cap Growth Index Fund and Mid Cap Value Index Fund described above, if any, will be determined based upon pro-rating the $200,000 over the amount of the present 12 month period that has expired at the time of termination. For example, if six months of the present period has expired and the Subadviser has been paid in excess of $100,000 for such period as determined above, then no minimum fee would be payable.